Exhibit 10.5

[ ** ] = PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE DEVELOPMENT/LICENSE/SUPPLY AGREEMENT

between

EURAND INTERNATIONAL S.p.A.,

Via Martin Luther King, 13

20060 Pessano con Bornago (Milan)

(Italy)

and

AXCAN SCANDIPHARM, INC.

22, Inverness Center Parkway

Birmingham, Al 35242

(U.S.A.)

for

EURAND MINITABS® Pancrelipase with HP55 coating.

THIS EXCLUSIVE DEVELOPMENT/LICENSE/SUPPLY AGREEMENT, effective as of the date the last party to sign executes this agreement, between EURAND INTERNATIONAL S.p.A., a corporation organized under the laws of Italy, with its principal offices at Via Martin Luther King, 13 – 20060 Pessano con Bornago (Milan) (“EURAND”), and AXCAN SCANDIPHARM, INC., a corporation incorporated in the state of Delaware with its principal offices at 22 Inverness Center Parkway, Birmingham, AL 35242 (“SCANDIPHARM”) (hereafter referred to individually as the “Party” or collectively as the “Parties”).

WITNESSETH THAT:

WHEREAS, EURAND is the owner of original processes and know-how for the development and manufacture of modified release pharmaceutical products.

WHEREAS, EURAND desires to sell exclusively to SCANDIPHARM in the Territory, as defined below, a pancrelipase product prepared in selected dosages using EURAND MINITABS® delivery system as hereinafter defined in provision 1.21 below (hereafter “Product”);

WHEREAS, SCANDIPHARM desires to purchase the Product exclusively from Eurand for the Territory;

WHEREAS, EURAND and SCANDIPHARM entered into a Confidentiality Agreement on even date herewith (“Confidentiality Agreement”) pursuant to which EURAND will provide SCANDIPHARM with technical documentation on the Product;

WHEREAS, SCANDIPHARM desires to receive a license to register, package, market and sell the Product as developed and manufactured by EURAND and EURAND is willing to grant such a license on the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	DEFINITIONS

1.1	“Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended from time to time and corresponding legislation in other countries of the Territory.

1.2	“Active Ingredient” means the Pancrelipase compound as defined in the USP, current edition.

1.3	“Affiliate” means, with reference to any Person, any other Person directly or indirectly controlling, controlled or under common control with such Person, and “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.4	“Applicable Laws” means all laws, treaties, ordinances, judgments, decrees, directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations, interpretations, authorizations and Applicable Permits of any international, national, regional, local or other governmental body, agency, authority, court or Person having jurisdiction over or related to the development, registration, manufacture and sale of the Product or Finished Dosage Forms, as may be in effect from time to time.

1.5	“Applicable Permits” means any waiver, exemption, variance, permit, license or similar approval, including, without limitation, product registrations by health or other government entities, required to be obtained or maintained under Applicable Laws in connection with the registration, manufacture, package and sale of the Product or Finished Dosage Forms.

1.6	“Approval Date” means, with respect to a particular country in the Territory, the date on which all Applicable Permits necessary for sale of the Finished Dosage Forms in such country have been issued.

1.7	“Contract Year” means, for the first Contract Year, the period starting thirty days after the first batch of Product produced for the purpose of selling to SCANDIPHARM’s customers is shipped from EURAND to SCANDIPHARM, and ending twelve (12) months later and for the second and subsequent Contract Years, the twelve (12) month period commencing on the day following the last day of the end of the first and subsequent Contract Years, respectively.

1.8	“DMF” means the Drug Master File that will be developed by EURAND which relates to the Product.

1.9	“FDA” means the Food and Drug Administration in the United States and corresponding governmental regulatory agencies in other countries within the Territory.

1.10	“Finished Dosage Form(s)” means the Product in finished package form ready for sale by SCANDIPHARM to wholesalers, hospitals or end-users.

1.11	“Force Majeure” means any cause or causes which wholly or partially prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing party, including acts of God, government regulations, labor disputes, fires, civil commotion, embargoes, shortage of materials or labor or any delays in transportation or detention by customs, health or other government authorities.

1.12	“cGMP” means current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act and corresponding regulations in the other countries of the Territory.

1.13	“HP55 coating” or “HP 55 Coated” means a coating different than Eudragit, containing hydroxypropyl methylcellulose phathalate, commercially available under the trade name HP55, which is characterized in that it dissolves at a pH of approximately 5.5, or a coating formed from a polymer which is commercially recognized as being essentially the same as HP55.

1.14	“IND” means an Investigational New Drug application under the Act seeking authorization to commence clinical trials of the Product in humans in such country of the Territory.

1.15	“Know-How” means proprietary know-how, trade secrets, compositions, coatings, inventions, data, technology and information relating to the Product as well as all the related confidential manufacturing and analytical methodology and documentation on the Product.

1.16	“Launch Date” means the date of the invoice for SCANDIPHARM’s first bona fide sale of Finished Dosage Forms to any of its customers.

1.17	“NDA” means a New Drug Application under the Act, a Product License Application or a corresponding filing required in any country of the Territory seeking approval to market the Finished Dosage Forms.

1.18	“Net Royalties” means royalties, net of any withholding taxes, due on Net Sales.

1.19	“Net Sales” means the aggregate invoiced sales of the Finished Dosage Forms by SCANDIPHARM less returns, charge backs, allowances, freight, discounts and sales, excise, value added, consumption or similar taxes applicable to the Finished Dosage Forms, as well as duties, customs or other governmental charges.

1.20	“Person” means any individual, partnership, association, joint venture or corporation.

1.21	“Product” means a product, not yet in commercial use as of the signing of this Agreement, that contains Pancrelipase USP in the EURAND M1NITABS® delivery system which has been coated with a membrane of HP55, meeting the Specifications listed in Exhibit A, having a label claim of 12,000 or 18,000, or 20,000 USP units of lipase per capsule.

1.22	“Specifications” means the specifications of the Product set forth in Exhibit A.

1.23	“Territory” means North America (including Canada, Mexico, and the United States) and its territories and possessions and Latin America (including Central and South America) and its territories and possessions.

2.	LICENSE, PAYMENT OF DEVELOPMENT FEES and COMPETITION

2.1	Grant of License. Subject to the terms and conditions of this Agreement, EURAND hereby grants to SCANDIPHARM an exclusive royalty-bearing license within the Territory to use the Product to register, package, market and sell the Finished Dosage Forms.

2.2	Exclusivity. Subject to terms and conditions of this Agreement, EURAND shall sell the Product exclusively to SCANDIPHARM in the Territory. The exclusivity of the license granted pursuant to Section 2.1 may be partially converted to non-exclusive by operation of Section 3.2(a) or 3.2 (c).

2.3	Sales Outside Territory. In the event that SCANDIPHARM desires to market the Finished Dosage Forms outside the Territory, EURAND will in good faith discuss granting SCANDIPHARM a license to do so.

2.4	Use of EURAND’s Trademark by SCANDIPHARM. SCANDIPHARM shall market the Finished Dosage Forms under its own trademark. In addition, SCANDIPHARM shall refer to the EURAND MINITABS® technology and trademark on the pack, internal leaflet and promotional material of the Finished Dosage Forms. For this purpose, EURAND hereby grants SCANDIPHARM a non exclusive license to print the following wording: “Manufactured using EURAND MINITABS® technology” or the related translation in the local language of the countries of the Territory where the Finished Dosage Forms are marketed. Prior to initial printing of the labeling, SCANDIPHARM shall send EURAND a sample of labeling for prior written approval of the above. SCANDIPHARM shall not make any change in the manner in which EURAND’s trademarks are used on the labeling without prior written approval by EURAND. SCANDIPHARM covenants that such use of EURAND’s trademark shall be strictly in accordance with the terms of this Agreement and that all rights to and ownership of the EURAND MINITABS® trademark remain with EURAND. SCANDIPHARM shall not use the EURAND trademark on any product which has not been manufactured by EURAND.

2.5	Payment of Development Fees by SCANDIPHARM to EURAND. In consideration of the (i) development costs incurred and which will be incurred by EURAND for the development of the Product and (ii) EURAND’s performance in accordance with the terms and conditions of the Agreement including the preparation and filing of the documentation referred to in Section 3.1 at the FDA, SCANDIPHARM shall pay to EURAND the amounts and at the times shown in Exhibit B.

2.6	Non-Competition Clause. During the term of this Agreement only, SCANDIPHARM covenants not to develop, manufacture, have manufactured, market, sell, promote, license, or distribute in the Territory any enteric coated pancrelipase product formulated in minitabs other than the Product, unless purchased from EURAND. During the term of this Agreement only, EURAND covenants not to develop, manufacture, have manufactured, market, sell, promote, license or distribute in the Territory any enteric coated pancrelipase product formulated in minitabs other than the Product, unless sold to SCANDIPHARM. This provision is not intended to effect the obligations EURAND previously entered into with Carlsson Rensselaer Associates under the Exclusive Supply Agreement dated June 30, 1991. EURAND represents and warrants that, no later than December 1, 2001, Eurand’s Exclusive Supply Agreement with CR will terminate.

2.7	Eurand’s Rights in Know-How. EURAND and its Affiliates shall own all Know-How developed before and during the course of the performance of this Agreement which is directed to the formulation and manufacture of the Product and Finished Dosage Forms provided that Eurand’s use of the Know How shall not conflict with the rights granted to SCANDIPHARM under this Agreement.

3.	REGISTRATION AND LAUNCH OBLIGATIONS

3.1	EURAND Obligations.

(a)	EURAND shall prepare validation batches of the Product following protocols which are in compliance with cGMP and any other United States FDA requirements or regulations.

(b)	EURAND shall conduct accelerated and real-time stability studies on the Product and on the Finished Dosage Forms designed to meet the regulatory standards required for obtaining marketing approval in the Territory. The protocol for these studies will be in compliance with cGMP and any other United States FDA requirements or regulations. These studies will be performed in a timely manner to support planned marketing and regulatory submission activities by SCANDIPHARM in the Territory.

(1) Product: EURAND shall start the Product stability studies upon signature of this Agreement.

(2) Finished Dosage Forms: Upon signature of this Agreement, EURAND shall send SCANDIPHARM a sufficient amount of Product, at no additional charge, to be packaged by SCANDIPHARM into the final container/closure system. SCANDIPHARM will undertake to return the Finished Dosage Forms to EURAND within forty-five (45) days from the date of dispatch by airfreight of the Product by EURAND to SCANDIPHARM. Upon receipt, EURAND will promptly initiate the stability studies on the Finished Dosage Forms.

(c)	EURAND shall provide SCANDIPHARM with the following documentation on the Product:

(i)	a pharmaceutical development report;

(ii)	stability protocols, designed in accordance with cGMP and International Conference on Harmonization (ICH) guidelines, which are provided herewith in Exhibit C;

(iii)	the results of accelerated and long-term stability studies on the Product and on the Finished Dosage Forms conducted according to the protocols.

EURAND shall supply the United States FDA with supplemental documentation regarding the DMF as may be necessary to maintain the DMF in a current status based on current FDA guidelines at no additional charge to SCANDIPHARM. EURAND shall supply SCANDIPHARM or the appropriate regulatory authority with supplemental documentation including, but not limited to certificates of analysis, batch records, documents used to support compliance with regulatory bodies, and documents provided for under this Agreement, without additional cost to SCANDIPHARM, with the exception that EURAND shall not be required to provide SCANDIPHARM with supplemental documentation on clinical studies supporting regulatory files. In the case of documentation such as batch records, which contain information which is proprietary to EURAND, the documentation will be provided directly to the regulatory authority or a designated third party under appropriate assurances of confidentiality, but not to SCANDIPHARM. Should SCANDIPHARM request EURAND to supply supplemental documentation, other than that described in this provision, EURAND shall at its sole discretion, decide whether or not to generate this additional documentation and whether or not to charge SCANDIPHARM with the related fees.

(d)

EURAND shall file with the United States FDA a complete DMF describing the preparation of the Product proposed in accordance with FDA guidelines upon successful completion of twelve (12) months real-time stability testing and shall continue to update the DMF as required by the Act. EURAND shall provide SCANDIPHARM with a letter of authorization (LOA) to cross-reference this DMF upon request. EURAND will allow the review of the DMF by a designated neutral third party acceptable to EURAND at SCANDIPHARM’s request if such review is deemed necessary in conjunction with regulatory filings, prior to the filing of the NDA with the United States FDA, provided that all costs associated with the review of the DMF by a designated neutral party shall be borne by SCANDIPHARM.

(e)	Samples. During the first twelve months after launch of the Finished Dosage Form in the United States, EURAND agrees to sell 5% (five percent) of SCANDIPHARM’s first year total purchases in the Territory to SCANDIPHARM at a 30% discount from supply price to be used for marketing. During the second twelve months after launch of the Finished Dosage Form in the United States, EURAND shall sell to SCANDIPHARM a quantity of Product equal to 5% (five percent) of SCANDIPHARM’s first year total purchases in the Territory at a 30% discount from supply price, provided they are used for marketing. During the third and fourth twelve month periods after launch, the 30% discount may be applied to 3% of the preceding year’s purchases in the Territory, provided they are used for marketing. Discounts from supply price for Product used for marketing shall be credited against purchases in the subsequent year. EURAND shall supply clinical study samples as required by SCANDIPHARM to conduct any and all in vivo studies necessary to support an NDA, at no additional charge.

(f)	EURAND will advise SCANDIPHARM in advance of any proposed changes to the coating on the Product or the Product itself for any reason. EURAND shall seek SCANDIPHARM’s prior written approval, and shall bear all expenses associated with any changes to the coating on the Product or the Product itself that are initiated by EURAND, and that are not changes mandated by regulatory authorities or changes required by SCANDIPHARM. Expenses that may be incurred associated with changes initiated by Eurand to the coating on the Product or to the, Product itself include but are not limited to validation studies, analytical studies, stability studies, regulatory filings, or other related activities necessary to allow for the uninterrupted marketing of the Finished Dosage Form in the Territory. Any expenses associated with changes to the coating on the Product or to the Product itself that are the result of a shortage or unavailability of materials that would not have been within Eurand’s reasonable control, or changes to the coating on the Product or the Product itself required by regulatory bodies, shall be paid for as follows: Eurand agrees to pay for all costs associated with development, stability and validation, required to maintain an uninterrupted marketing of the Finished Dosage Form in the Territory and SCANDIPHARM agrees to pay for all costs associated with toxicology, clinical studies and registration costs required to maintain an uninterrupted marketing of the Finished Dosage Form in the Territory.

3.2	SCANDIPHARM Registration Obligations

(a.)

SCANDIPHARM shall exercise commercially reasonable efforts to apply for Applicable Permits and secure Marketing Approval for the Finished Dosage Forms in the United States of America and elsewhere in the Territory as quickly as possible. Should SCANDIPHARM fail to apply for Applicable Permits in the United States within three (3) years from the date of this Agreement, or should SCANDIPHARM fail to apply for

Applicable Permits in the remaining Territory within four (4) years from the date of this Agreement, or should such filed Applicable Permits fail to issue within two (2) years of such filing, provided that the failure to apply for the Applicable Permits or the failure of the Applicable Permits to issue is not the result of changes in any rules or regulations by any regulatory body within the Territory (hereafter “Regulatory Issues”) or adverse medical events, changes in reimbursement structure, political instability or threatened bodily harm (hereafter “Commercial Issues”) not within SCANDIPHARM’s control, the license under Section 2.1 hereof shall automatically convert on a country-by-country basis to a non-exclusive license for the countries in which the license did not issue. SCANDIPHARM shall maintain its exclusivity in the countries where Applicable Permits, if required, were issued. Notwithstanding any provision in this Agreement to the contrary, SCANDIPHARM shall have no obligation to apply for or obtain Applicable Permits in any country in the Territory if such registration or approval is reasonably deemed to be unnecessary to market the Finished Dosage Forms in such country. SCANDIPHARM will exert “commercially reasonable efforts” towards submission of any additional documentation on the Finished Dosage Forms required under Applicable Laws.

(b.)

SCANDIPHARM and EURAND shall exchange with each other copies of any “in vivo” clinical studies performed on the Finished Dosage Forms during the term of this Agreement. Copies of “in-vivo” clinical studies provided to EURAND by SCANDIPHARM shall be for internal purposes only and shall not be provided by EURAND to any Person outside of EURAND, including any of EURAND’S distributors and subdistributors, without express written permission from SCANDIPHARM. Notwithstanding the foregoing, upon SCANDIPHARM’S approval, and such approval shall not be unreasonably withheld, EURAND may share such studies with others upon payment to SCANDIPHARM of reasonable compensation in an amount to be agreed upon by the parties.

(c.)	During the term of this Agreement, upon written request to SCANDIPHARM, SCANDIPHARM shall provide EURAND with a report on the status of progress of all Applicable Permits in the Territory in each country. SCANDIPHARM shall notify EURAND of the submission date of each application for the Applicable Permits and the Approval Date thereof not later than thirty (30) days after said dates.

(d.)

Within six (6) months after receiving from EURAND a final report successfully supporting a label claim of two years expiration dating for the Product, if an NDA under the Act is not required, or within six (6) months after FDA Approval of the Finished Dosage Form if an NDA under the Act is required, SCANDIPHARM shall launch the Finished Dosage Forms in the United States. SCANDIPHARM shall notify EURAND of the Launch Date of the Finished Dosage Forms no later than two (2) weeks after said date. SCANDIPHARM shall continue to sell the Finished Dosage Forms using commercially reasonable efforts on a country-by-country basis throughout the Territory. Should SCANDIPHARM fail to launch and continue to sell the Finished Dosage Form as provided herein, provided that the failure to launch or SCANDIPHARM’s failure to continue selling the Finished Dosage Form is not the result of Regulatory Issues or Commercial Issues, the license under Section 2.1 hereof should automatically, partially convert, on a country-by-country basis, to a non-exclusive license. If, due to Commercial Issues, SCANDIPHARM elects not to launch or continue selling the Finished Dosage Form in a country in the Territory and SCANDIPHARM advises EURAND of such, and if EURAND is able to locate another marketer (hereafter “New Marketer”) for the Product in the country in which SCANDIPHARM has elected not to launch or continue selling the Finished Dosage Form, SCANDIPHARM shall release that country from this Agreement and, upon request from EURAND shall transfer to New Marketer the Product license application or the Applicable Permits. SCANDIPHARM shall be entitled to recoup any documented expenses incurred attempting to get the Finished Dosage Form approved from EURAND or from the New Marketer appointed by EURAND, for said country prior to the New Marketer launching the Finished Dosage Form in the country and prior to the transfer to New Marketer of the Product license application or the Applicable Permits. If a New Marketer launches the Finished Dosage Form in said country, EURAND and SCANDIPHARM shall share equally in all royalty payments, if any, paid by New Marketer for each year that SCANDPHARM marketed and sold the Finished Dosage Form in said country. After EURAND and SCANDIPHARM have shared equally in royalty payments paid by New Marketer for each year that SCANDIPHARM marketed and sold the Finished Dosage Form in said country, EURAND shall be entitled to 100% of royalty payments paid by New Marketer. Further, SCANDIPHARM shall maintain its exclusivity in those countries in the Territory where SCANDIPHARM launched and continues to sell, except as provided for in this Agreement, the Finished Dosage Forms.

4.	PURCHASE AND SALE OF THE PRODUCT

4.1	Purchase and Sale. During the terms of this Agreement, EURAND shall sell the Product exclusively to SCANDIPHARM, and SCANDIPHARM shall purchase and accept exclusively from EURAND, SCANDIPHARM’s total requirements for the Product in the Territory.

4.2	Delivery Schedule. Commencing on the Approval Date and continuing through the term of this Agreement, SCANDIPHARM shall provide EURAND with a good faith quarterly rolling forecast covering its requirements of, and the desired delivery dates of, the Product in the Territory during the succeeding twelve (12) months. EURAND will establish standard batch sizes for any strength of the Product. EURAND will advise SCANDIPHARM of those standard batch sizes. EURAND hereby notifies SCANDIPHARM that all forecasts and orders must be based on standard batch sizes which at present are as follows: 700,000 capsules 12,000 USP units of Lipase, 450,000 capsules 18,000 USP units of Lipase and 420,000 capsules 20,000 USP units of Lipase. Batch sizes may change. SCANDIPHARM shall use commercially reasonable efforts to provide EURAND with its firm orders in writing no later than sixteen (16) weeks prior to the desired delivery ex-works. EURAND shall not be obligated to fill orders exceeding the immediately preceding forecast by more than thirty percent (30%) but shall make commercially reasonable efforts to do so.

4.3	Standard of Manufacture. EURAND shall supply SCANDIPHARM with Product meeting the Specifications. Each shipment of Product from EURAND to SCANDIPHARM shall be sampled and analyzed by EURAND to determine if the shipment meets the Specifications. EURAND shall deliver to SCANDIPHARM with each shipment of the Product a certificate of analysis stating that the Product meets the Specifications.

4.4	Purchase of the Active Ingredient. If SCANDIPHARM requests EURAND to purchase the Active Ingredient from a supplier different than the supplier EURAND otherwise uses, EURAND will in good faith give due consideration to such request, but the decision to change suppliers shall be solely EURAND’S.

4.5	Right of Review. SCANDIPHARM may conduct its own analyses on any shipment of the Product received pursuant to this Agreement. If SCANDIPHARM conducts analysis, it shall notify EURAND within sixty (60) days after delivery of the Product if the Product does not meet the Specifications. Any dispute arising between EURAND and SCANDIPHARM concerning the conformity of any shipment of Product which cannot be settled between the two parties, shall be submitted to an independent expert. Said independent expert shall be mutually agreed to by the parties. The decision of said expert shall be binding on EURAND and SCANDIPHARM. The charges, including the fees and expenses of the expert, relating to any dispute described in this paragraph shall be paid by EURAND if the expert declares the delivery not to be in conformity or by SCANDIPHARM if the expert declares the delivery to be in conformity. In the event that the Product does not meet the Specifications, EURAND shall ask SCANDIPHARM to return the Product to EURAND, with shipping expenses at EURAND’s charge. EURAND shall replace the defective Product within a commercially reasonable time, at no cost for SCANDIPHARM, in case the Product has already been paid for by SCANDIPHARM.

4.6	Title. Risk of Loss. Title to and risk of loss with respect to the Product shall pass from EURAND to SCANDIPHARM upon delivery to SCANDIPHARM’s carrier at EURAND’s manufacturing plant in Milan, Italy.

5.	PRICES

5.1

(a.)	The initial price of the Product shall be set upon the delivery by EURAND to SCANDIPHARM of documents supporting twenty-four (24) months expiration dating, if registration is not required, or upon Approval, if registration is required. The price of the Product (inclusive of bulk packaging), ex works Eurand, for the first twelve months after the Launch Date shall be the same as the last price EURAND charged SCANDIPHARM for EURAND’s pancrelipase product with the Eudragit coating.

(b.)	EURAND’s manufacturing costs shall be determined in accordance with Exhibit C attached hereto. EURAND shall be entitled to adjust the price set forth in Section 5.1 (a) above to reflect changes in its manufacturing costs; provided, however, such adjustments may be made no more than once per calendar year (hereafter “Annual Adjustment”). EURAND shall notify SCANDIPHARM of the revised price of the Product during the last quarter of each calendar year during the term of the Agreement. The revised price shall be applied to any delivery of Product made during the following calendar year. In addition, the price applicable during any calendar year may be adjusted by EURAND as soon as is practicable after thirty (30) days written notice to SCANDIPHARM, to cover one hundred percent (100%) of any additional cost or expense of manufacturing the Product due to a change in manufacturing technique requested by SCANDIPHARM, a change in manufacturing technique required by a change in Applicable laws (including a change in cGMP), or due to an increase in the cost of raw materials (hereafter “Ongoing Cost Adjustments”). Similarly, EURAND shall adjust the price to reflect any decrease in the cost of raw materials incurred by EURAND.

5.2	Payment Terms. EURAND shall send to SCANDIPHARM an invoice showing the amount due under Section 5.1 with each shipment. SCANDIPHARM shall pay EURAND the amount due by wire transfer to a bank designated by EURAND within thirty (30) days of the date of invoice.

6.	ROYALTIES

6.1	Royalties.

(a)	SCANDIPHARM shall pay EURAND the following Net Royalties on the Net Sales of the Finished Dosage Forms sold by SCANDIPHARM in the Territory during the term of this Agreement:

•	six percent (6%) on annual Net Sales from US$ 0.00 to US$ 30,000,000;

•	five percent (5%) on annual Net Sales exceeding US$ 30,000,000.

SCANDIPHARM shall provide EURAND with the ex-factory prices of the Finished Dosage Forms in all countries of the Territory where the Product is marketed. No later than thirty (30) days after the end of each calendar month, starting after the first calendar month after the Launch Date, SCANDIPHARM shall report to EURAND the Net Sales of the Finished Dosage Forms and the Net Royalties due during the previous month in the Territory. The payment by SCANDIPHARM to EURAND shall be in U.S. Dollars and shall be made within thirty (30) days after the end of each calendar quarter beginning with the first calendar quarter after the Launch Date. Payment shall be made via wire transfer to a bank designated by EURAND. SCANDIPHARM shall keep true and accurate books of account and shall keep and maintain the most recent five years’ records and documents necessary for EURAND to ascertain the Net Royalties due under this Agreement.

(b)	Upon the provision of reasonable notice, EURAND shall have the right to designate a firm of certified public accountants to inspect, with prior written notice, documents reflecting information needed to compute royalties due to EURAND under this Agreement at any time during SCANDIPHARM’s regular business hours during the term of this Agreement and for a period of one year immediately after termination of this Agreement, to ascertain the accuracy of such report. The expense of such audit shall be born by EURAND unless the audit shall demonstrate a discrepancy greater than three (3%) between Net Royalties reported and paid and those which were actually due, in which event the expenses of audit shall be borne by SCANDIPHARM and any royalties due shall be immediately paid to EURAND.

6.2	Taxes. All taxes, assessments, fees and other charges, if any, levied under the laws or regulations with respect to payments due to EURAND hereunder shall be for the account of EURAND, and if required to be withheld from payments to EURAND, shall be deducted by SCANDIPHARM from such payments to EURAND. Receipts Documents, if available, for all such withholdings shall be provided to EURAND. SCANDIPHARM shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep EURAND advised in writing on the basis and status of all such exemption claims, and shall be liable for any penalty, interest or other assessment against EURAND for failing to pay or withhold such charges in reliance on any such exemption claim.

6.3	Currency. All payments to be paid to EURAND hereunder shall be computed and made in United States Dollars. For the purpose of computing payments for Product sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the rate of exchange as published by the Wall Street Journal the last day of the applicable quarter. In each country where the local currency is blocked from removal from the country, at the election of EURAND, payments accrued in that country shall be paid to EURAND by SCANDIPHARM in local currency by deposit in a local bank designated by EURAND.

6.4	Annual Minimum Net Royalties. During the term of this Agreement, the Net Royalties from SCANDIPHARM to EURAND paid under this Agreement, starting from the Launch Date of the Finished Dosage Forms in the United States of America, shall total no less than the following:

•	1st Twelve (12) Month Period following launch of Finished Dosage Form:

US$ 750,000

•	2nd Twelve (12) Month Period following launch of Finished Dosage Form:

US$ 1,000,000

•	3rd Twelve (12) Month Period following launch of Finished Dosage Form:

US$ 1,500,000.

With respect to the fourth twelve month period and subsequent twelve month periods, the parties shall agree, no later than six (6) months prior to the commencement of each such twelve month period, on the annual minimum Net Royalty to be paid during said twelve month periods.

7.	TERM

7.1	Duration. This Agreement shall be effective from the date the last person to sign executes this agreement and shall continue for a minimum period of ten (10) Contract Years. Thereafter, this Agreement shall continue in force for consecutive periods of two (2) Contract Years, provided that this Agreement may be terminated by written notice delivered at least one year prior to the expiration of the then current contract term.

7.2	Early Termination Due to Applicable Laws. Notwithstanding Article 7.1 hereof, in the event that the performance by a party to this Agreement of its obligations hereunder is prohibited or substantially curtailed due to compliance with Applicable Laws and the other party is notified of such event, the affected party may within fifteen (15) days after such notice terminate this Agreement as to the effected countries within the Territory, unless the United States is the effected country, in which case Scandipharm shall have the option to terminate this Agreement as to all countries in the Territory, without further obligation to the other, except for obligations incurred prior to the time of such notice.

7.3

Early Termination by Reason of Patent Litigation. Notwithstanding Article 7.1 hereof, in the event that either party to this Agreement is named in a third party patent litigation related to the subject matter of this Agreement and that seeks an award of damages or an injunction, EURAND shall use its commercially reasonable efforts to develop a product comparable to the Product (hereafter Comparable Product”). EURAND agrees to pay for all documented costs associated with development, stability and validation required to bring the Comparable Product to market in all affected countries within the Territory. SCANDIPHARM agrees to pay for all costs associated with toxicology, clinical studies and registration costs associated with registering the Comparable Product in all affected countries in the Territory. EURAND shall continue to supply the Product to SCANDIPHARM, until the time that a Comparable Product is available for commercialization and launch such that the supply of Product to SCANDIPHARM is not interrupted unless a judicial order demands that EURAND cease producing the Product. If a mutually agreeable Comparable Product can not be developed, SCANDIPHARM may terminate this Agreement.

EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default. An event of default under this Agreement shall be deemed to exist upon the failure by either party hereto to perform fully any material provision of this Agreement and such failure continues (i) for a period of sixty (60) days after written notice of such nonperformance or (ii) if the non-performing Party shall commence within such sixty (60) days from written notice of such nonperformance and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) days from written notice of such nonperformance), as shall be reasonably necessary for such party to cure the same with all due diligence.

8.2	Remedies for Breach Termination. Upon the occurrence and during the continuation of any event of default thereunder, the party not in default may terminate this Agreement in whole or only with regard to the provision and/or country of the Territory which has given rise to the event of default and pursue any other remedies provided under this Agreement or available at law.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Each party represents and warrants to the other party that:

(a)	it is authorized to enter into and to perform its obligations under this Agreement;

(b)	its obligations under this Agreement do not conflict in any manner with any of its previous obligations.

9.2	EURAND represents and warrants that:

(a)	the Product delivered pursuant to this Agreement shall meet the Specifications; and

(b)	it has no knowledge of any pending or threatened claim or legal action asserting that the use, manufacture, distribution or sale of the Product in any country of the Territory constitutes an infringement of existing patents, trademarks or any industrial or intellectual property rights.

EURAND expressly disclaims all other warranties whether express or implied with respect to the Products and the Finished Dosage Forms, whether as to merchantability, fitness for a particular purpose or any other matter.

9.3	SCANDIPHARM represents and warrants that:

(a)	the Products and the Finished Dosage Forms are safe, effective, and suitable for the purpose for which they are sold;

(b)	it has no knowledge of any pending or threatened claim or legal action asserting that the use, manufacture, distribution or sale of the Product and the Finished Dosage Forms in any country of the Territory constitutes an infringement of existing patents, trademarks or any industrial or intellectual property rights; and

(c)	SCANDIPHARM shall comply with all Applicable Laws as they relate to SCANDIPHARM’s activities under this Agreement.

10.	INDEMNIFICATION

10.1	Indemnification of SCANDIPHARM. EURAND shall indemnify and hold SCANDIPHARM harmless from, against and in respect of any and all damages, losses, liabilities, expenses (including reasonable attorneys’ fees) costs and interest, claims, demands, suits, penalties, judgements or administrative and judicial orders imposed on, incurred by, sustained by, suffered by, or asserted against SCANDIPHARM, with respect to or arising out of:

(a) an injury that is solely attributable to a breach of EURAND’s representation and warranty under Section 9.2(a) herein; or

(b) or is attributable to any pending or threatened claim or legal action asserting that the use, manufacture, distribution or sale of the Product constitutes an infringement of EURAND’s existing patents, trademarks registered to EURAND or any industrial or intellectual property rights owned by EURAND under applicable law;

regardless of whether such claims are alleged to arise from the negligence, strict liability, product liability or other fault on the part of SCANDIPHARM, its agents or employees. Such indemnity shall not extend to any claim arising from SCANDIPHARM’s sole negligence. However, in no event shall EURAND’s indemnification of SCANDIPHARM extend to defects in the design of the Product and the Finished Dosage Forms.

10.2.	Indemnification of EURAND. SCANDIPHARM shall indemnify and hold EURAND harmless from, against and in respect of any and all damages, losses, expenses (including reasonable attorneys’ fees) costs, interest, claims, demands, suits, penalties, judgements or administrative and judicial orders and liabilities imposed on, incurred by, sustained by, suffered by or asserted against EURAND, with respect to or arising out of:

(a) an injury or alleged injury to any person (including death) or to the property of any person not a party here to, involving the Product and Finished Dosage Forms sold or otherwise distributed by SCANDIPHARM in the Territory, to the extent that such injury is not solely attributable to a breach of EURAND’s representation and warranty under Section 9.2; or

(b) a breach of warranty in Sections 9.3 (a) or (c) hereof by SCANDIPHARM; or

(c) the final sale, packaging, promotion, advertising, distribution, or use, (exclusive of patent infringement on any of the foregoing) of the Product or Finished Dosage Forms sold or otherwise distributed by SCANDIPHARM in the Territory;

regardless of whether such claims are alleged to arise from the negligence, strict liability, product liability or other fault on the part of EURAND, its agents or employees. However, such indemnity shall not extend to any claim arising from EURAND’s or its employees’ sole negligence provided however that a claim alleging or arising from EURAND’s negligence in designing the Product, shall not be excluded from the indemnification.

10.3	No dispute over paragraphs 10.1 or 10.2 will constitute grounds of any party to terminate or avoid their obligations they have in this Agreement.

10.4	Notice and Legal Defense. Promptly after receipt by a party hereunder of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 10.1.or 10.2. hereof may apply, the indemnified party shall notify the indemnifying party of such fact. The indemnifying party shall assume the defense thereof; provided, however, that if both the indemnified party and the indemnifying party have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party, at the indemnified party’s expense.

11.	MISCELLANEOUS

11.1	Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, provided, that either party shall have the right, without written consent of the other party, to assign all or part of its rights, interest and obligations to an Affiliate, a successor to a controlling or majority share of such party, or to a successor to substantially all the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.2

Confidentiality. EURAND and SCANDIPHARM confirm that all information provided by one party to the other pursuant to this Agreement shall, to the extent it is confidential, be subject to the terms and conditions of the Confidentiality Agreement which is hereby extended to protect that information for the duration of this Agreement. SCANDIPHARM hereby agrees that the confidential documentation on the Product is the exclusive property of EURAND and shall be used by SCANDIPHARM only in the frame of this Agreement. SCANDIPHARM shall be allowed to disclose such confidential documentation only as necessary to obtain regulatory approval or Applicable Permits in the Territory, or pursuant to a due diligence request associated with the issuance of securities by SCANDIPHARM, its parent or any of its affiliates; the acquisition, sale, merger, or recapitalization of all or a portion of SCANDIPHARM, its parent or any of its affiliates; the acquisition of a company or companies by SCANDIPHARM, its parent or any of its affiliates, subject to an appropriate undertaking of confidentiality, or as may be required by law. EURAND and SCANDIPHARM may also disclose such confidential information to attorneys, consultants and advisors who assist them with their business as it relates to this Agreement or in resolving any dispute under this Agreement provided the attorneys, consultants or advisors agree to be bound by the terms of the Confidentiality Agreement. In the event of the termination of this Agreement and regardless of the reason for termination, SCANDIPHARM shall not be allowed to use EURAND’s confidential documentation on the Product for any purpose and/or to disclose such documentation to third parties except that in resolving a dispute under this

Agreement. SCANDIPHARM may disclose such confidential documentation to those of its attorneys, consultants, and advisors to assist in resolving such dispute who agree to be bound by the terms of the Confidentiality Agreement.

11.3	Free Sale Certificate. Upon written request of EURAND, SCANDIPHARM undertakes to provide EURAND with the US Free Sale Certificate of the Finished Dosage Forms; for such Certificate EURAND shall pay to SCANDIPHARM the documented expenses borne by SCANDIPHARM to get such Certificate from the FDA in the United States of America.

11.4	Supply of Commercial Information and Material on the Finished Dosage Forms. Upon written request of EURAND, SCANDIPHARM shall supply EURAND with:

(i)	promotional material on the Finished Dosage Forms;

(ii)	a quantity, free of charge, of packs of the Finished Dosage Forms of each country of the Territory up to four (4) packs during each calendar year;

(iii)	non-binding indications on the projected sales of the Finished Dosage Forms on a rolling twelve month basis except that SCANDIPHARM shall supply EURAND with non-binding indications on the projected sales of the Finished Dosage Forms as soon as possible if SCANDIPHARM anticipates changes to projected sales.

11.5

Exchange of Information. Upon written request, SCANDIPHARM will inform EURAND about any useful marketing literature concerning the sales of the Finished Dosage Forms in the Territory. Each party will immediately report to the other any information concerning any side effect, injury, toxicity or sensitivity reaction associated with clinical uses, studies, investigations or tests of the Finished Dosage Forms or Product. In reporting such incidents, the reporting party will use reasonable efforts to indicate whether, in its judgment, any of them are unexpected or unusual in type, incidence or severity.

11.6	Force Majeure. Each of the parties shall be excused from the performance or delay in performance of its obligations under this Agreement in the event such performance is prevented by Force Majeure and such performance shall be excused as long as the condition constituting such Force Majeure continues plus an additional thirty (30) days after termination of such condition; provided, that the non-performing party shall provide immediate notice to the other party of the particulars of the occurrence constituting Force Majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such non- performance or delays in performance.

11.7	Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by both parties.

11.8	No Implied Waiver. Failure by either party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party’s right to enforce said right in the future.

11.9	Choice of Law. This Agreement shall be deemed to have been entered into in the State of New York. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with laws of the State of New York without giving effect to its conflict of law principles and the parties hereto agree to submit to the jurisdiction of the courts of the State of New York with respect to any dispute or cause of action arising hereunder and agree that the courts of the State of New York shall have exclusive jurisdiction over such matters.

11.10	Notices. Any notice and other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, telecopied or received by express mail or registered mail, return receipt requested, to the parties at the following addresses:

If to EURAND, to:

EURAND INTERNATIONAL S.p.a.,

Via Martin Luther King, 13

20060 Pessano con Bornago (Milan)

Italy

Attn:	Mr. Gearóid M. Faherty,

President & Chief Executive Officer

Fax: +39 02 95745012/18.

If to AXCAN SCANDIPHARM, INC. to:

AXCAN SCANDIPHARM, INC.

22 Inverness Center Parkway

Birmingham, Alabama 35242 USA

Attn: John R. Booth, President and General Manager

cc: Legal Department

Fax: +205-991-8176

11.11	Execution of Additional Documents. Each party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.12	Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

11.13	Captions. The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

11.14	Counterparts. This Agreement may be executed in any number of counterparts and the parties may execute and exchange facsimile copies of this Agreement, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. Any party may enter into this Agreement by executing a counterpart or facsimile copy. The effective date of the Agreement will be on the date the last person to sign this Agreement executes this Agreement.

11.15	Insurance. SCANDIPHARM at its own cost shall cause EURAND to be added as an additional insured on all policies of general commercial liability insurance and product liability insurance covering SCANDIPHARM, which coverage shall have limits of liability which shall not be less than US$ 5,000,000 per occurrence. Each policy shall contain an endorsement, which provides that any amendments or cancellation of such policy shall as to Eurand not be effective unless EURAND shall have been given thirty (30) days prior written notice of any such intended amendment or cancellations. Within five (5) days of the beginning of each policy period, SCANDIPHARM shall supply EURAND with a certificate evidencing the coverage—required hereby in the amount thereof. Such coverage shall be maintained for not less than five (5) years following termination of this Agreement. If such coverage is of the “claims made” type, for ten (10) years following termination of this Agreement.

11.16	Arbitration.

(a)

If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to mediation by the American Arbitration Association (“AAA”) under its

Commercial Arbitration Rules in effect on the date of this Agreement. If not thus resolved, it shall be, within thirty (30) days of the end of the mediation submitted to final and binding arbitration by a sole arbitrator under the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement. The mediation and arbitration shall be in the English language in New York City.

(b)	The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

(c)	The arbitrator shall be knowledgeable in the law and technology of the Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

(d)	The Agreement shall be interpreted in accordance with the laws of the State of New York, U.S.A., exclusive of its conflicts of law provisions.

(e)	Each party shall bear its own expenses, but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(f)	Except as provided for in the indemnification provisions in 10.1 and 10.2 herein, the arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages, and each party irrevocably waives any claim thereto.

(g)

In so far as allowed by law, the parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation in confidence, except that the Parties shall be allowed, under appropriate assurances of confidentiality, to disclose such confidential information to attorneys, consultants and advisors who assist them with their business as it relates to this Agreement or in resolving any dispute under this Agreement, or as may be required by law, except as provided in provision 11.2.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

EURAND INTERNATIONAL S.p.A		AXCAN SCANDIPHARM INC.

By:	/s/ Gearóid M. Faherty	By:	/s/ John R. Booth
Name:	Gearóid M. Faherty	Name:	John R. Booth
Title:	President & Chief Executive Officer	Title:	President and General Manager

Date May 16, 2000		Date May 16, 2000

EXHIBIT A: SPECIFICATIONS OF THE PRODUCT

[ ** ]

EXHIBIT B: DEVELOPMENT FEES

SCANDIPHARM shall pay to EURAND Development Fees in the amount of US Dollars Three Million Five Hundred Thousand Dollars (US$ 3,500,000) as follows:

•	US$ 500,000 upon execution of this Agreement and receipt from EURAND of the pharmaceutical development report.

•	US$ 750,000 ninety (90) days after successful completion of product validation batches.

•	US$ 250,000 upon successful completion of six (6) months long-term stability results testing;

•	US$ 250,000 upon successful completion of twelve (12) months long-term stability results testing;

•	US$ 250,000 upon successful completion of twenty-four (24) months long-term stability results testing;

•	US$ 500,000 at the filing by EURAND of the DMF on the Product at the FDA of the United States of America;

•

US$ 500,000 on the third anniversary of the signing of this Agreement or twelve (12) months after the Launch Date of the Finished Dosage Forms in the United States of America, whichever date comes first;

•	US$ 500,000 on the third anniversary of signing of this Agreement or twenty-four (24) months from the Launch Date of the Finished Dosage forms in the United States of America, whichever comes first.

EXHIBIT C: PROTOCOLS OF THE STABILITY STUDIES ON THE PRODUCT AND ON THE FINISHED DOSAGE FORMS

[ ** ]

EXHIBIT D: MANUFACTURING COSTS

“Manufacturing cost” means for the Product the fully allocated manufacturing costs, incurred only in connection with the manufacture of the Product, determined in accordance with U.S. generally accepted accounting principles (GAAP) which includes and is limited to:

1.	direct labor (salaries, wages and employee benefits);

2.	direct materials (documented);

3.	actual and direct operating costs of building and equipment used only in connection with the manufacture of the Product;

4.	allocated depreciation and repairs and maintenance;

5.	in-process and product testing;

6.	an allocation of overhead costs incurred in connection with the manufacturing of Product including: raw material supply and manufacturing administration and management; supply and material management, storage and handling; and manufacturing and employee training;

7.	royalties paid to third parties; and

8.	no charges for idle capacity or underutilized facilities or personnel shall be included in the manufacturing cost.

[ ** ] = PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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AMENDMENT NO. 1 TO THE EXCLUSIVE DEVELOPMENT/LICENSE/SUPPLY AGREEMENT

This Amendment No. 1 to the Exclusive Development/License/Supply Agreement (this “Amendment”) is entered into as of March 23, 2007 (the “Effective Date”), by and between Eurand S.p.A. (f/k/a Eurand International S.p.A, a corporation organized under the laws of Italy, with its principal offices at Via Martin Luther King, 13-20060 Pessano con Bornago, Milan, Italy (“EURAND”) and Axcan Scandipharm, Inc., a corporation incorporated in the State of Delaware, with its principal offices at 22 Inverness Center Parkway, Birmingham, Alabama 35242 USA (“SCANDIPHARM”). Eurand and SCANDIPHARM may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into an Exclusive Development/License/Supply Agreement dated May 16, 2000 (“Original Agreement”) attached hereto as Exhibit IA (together with this Amendment, the “Agreement”);

WHEREAS, for a variety of reasons, including changes in the regulatory landscape, the Parties now wish to revise and amend the Original Agreement to, among other things, provide a license for and the supply of formulated products, address certain regulatory requirements that were not originally contemplated, and provide a license for and the supply of a Low Dose Product (as hereinafter defined) as well as the supply of a Temporary Product ( as hereinafter defined) as well as other terms and conditions contained herein; and

WHEREAS, EURAND is developing a product line including a formulation [ ** ] currently known as EUR-1008 (any line extensions and follow-on products resulting there from, the “1008 Product Line”), which it intends to market worldwide, including in the Primary Territory and promote with its own sales force in the United States;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to Defined Terms. Section 1 of the Original Agreement is hereby amended as follows:

1.1 Section 1.10 of the Original Agreement is hereby amended and restated in its entirety as follows:

“1.10	“Finished Dosage Form(s)” means with respect to a Product, the finished package form of such Product ready for sale to wholesalers, hospitals or end users.”

1.2 Section 1.15 of the Original Agreement is hereby amended and restated in its entirety as follows:

“1.15	“Know-How” means proprietary know-how, trade secrets, patented and unpatented inventions, data, formulations, methods, technology and information. “Know-How” shall include, without limitation, ideas, designs, processes, techniques, innovations, discoveries, improvements, and/or analytical methodology used in development, testing, analysis, manufacture and/or medical, clinical, and toxicological testing, as well as other scientific data.”

1.3 Section 1.21 of the Original Agreement is hereby amended and restated in its entirety as follows, and every usage of the term “Product” therein shall be stricken and replaced with the term “Products”, except as provided below in Paragraph 7.1 of this Amendment:

“1.21	“Products” shall refer individually or collectively to Low Dose Product or Standard Product.”

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1.4 Section 1.22 of the Original Agreement is hereby amended by deleting the reference to “Exhibit A” and replacing it with “Appendices I and II” which are attached hereto. Furthermore, Exhibit A of the Original Agreement is hereby deleted in its entirety.

1.5 Section 1.23 of the Original Agreement is hereby amended and restated in its entirety as follows:

“1.23	“Territory” shall refer collectively to the Primary Territory and the Secondary Territory.”

2. Additional Defined Terms. The Original Agreement is hereby further amended by the addition of the following defined terms:

2.1 “Formulation” shall mean the pharmaceutical preparations described in Drug Master File (“DMF”) No. 15681 filed with the FDA.

2.2 “Standard Product” shall mean up to three dosage strengths (a) consisting of the Formulation, (b) having label claims of 12,000, 18,000, or 20,000 USP Lipase units per capsule as of the date of the Amendment or label claims falling within the range of enzyme activity levels in the corresponding release Specifications initially approved by the FDA in the NDA for the relevant dosage strength, and (c) detailed in the Specifications appended as Appendix I, as may be amended from time to time pursuant to this Agreement.

2.3 “Low Dose Product” shall mean a low dose version of the Formulation having an expected [ ** ] per capsule (or such other [ ** ] reasonably agreed to by SCANDIPHARM and EURAND), the Specifications for which shall be appended as Appendix II.

2.4 “Primary Territory” shall mean the United States, Canada, Brazil, Chile, Costa Rica, Argentina and Mexico and all of their respective territories and possessions.

2.5 “Secondary Territory” shall mean the countries listed in Appendix IIIB hereto.

2.6 “EURAND Technology” means the Know-How and those intellectual property rights which are owned and controlled by EURAND or any of its Affiliates, as of the effective date of the Original Agreement or during the Term, to the extent related to Products.

3. License Grant.

3.1 Section 2.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

“2.1	License Grant.

(a) Standard Product. Subject to the terms and conditions of this Agreement, EURAND hereby grants SCANDIPHARM an exclusive, royalty-bearing license under the EURAND Technology solely to the extent required to clinically develop, register, package, market, sell, have sold, import, have imported Standard Product in the Primary Territory; and a non-exclusive, royalty-bearing license under the EURAND Technology solely to the extent required to clinically develop, register, package, market, sell, have sold, import, have imported, export or have exported Standard Product in the Secondary Territory.

(b) Low Dose Product. Subject to the terms and conditions of this Agreement and upon payment of the Licensing Fee, EURAND shall grant SCANDIPHARM an exclusive, royalty-bearing license under the EURAND Technology

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solely to the extent required to clinically develop, register, package, market, sell, have sold, import, have imported Low Dose Product in the Primary Territory; and a non-exclusive, royalty bearing license under the EURAND Technology solely to the extent required to clinically develop, register, market, sell, have sold, import, have imported, export or have exported Low Dose Product in the Secondary Territory.”

3.2 Section 2.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“2.2	Exclusivity. Subject to the terms and conditions of this Agreement, EURAND shall supply Products exclusively to SCANDIPHARM for distribution in the Primary Territory. EURAND shall have each of its licensees or distributors of Products outside of the Primary Territory covenant that they will not, directly or indirectly, sell or export Products into the Primary Territory. SCANDIPHARM shall have each of its future licensees or distributors of Products (and upon renewal, its current licensees and distributors) in the Territory covenant that they will not, directly or indirectly, sell or export Products outside their respective territory. Each Party will use commercially reasonable efforts to enforce such covenants and SCANDIPHARM and EURAND will respectively enforce such covenants in the event such sales result in a substantive encroachment on the Primary Territory, in the case of EURAND, and outside the Territory, in the case of SCANDIPHARM. The exclusivity of the license granted pursuant to Section 2.1 above may convert, on a country-by-country basis, to non- exclusive by operation of Section 3.2(a), and upon such conversion, EURAND’s obligations under this Section 2.2 shall cease with respect to the relevant country. EURAND further agrees that for the Term, it will not supply any Products to [ ** ] or its affiliates in the Territory provided that SCANDIPHARM has sold product to [ ** ] or its affiliates in the immediately preceding eighteen (18) month period.”

3.3 Section 2.6 of the Original Agreement is hereby amended and replaced in its entirety by the following:

“2.6	Non-Competition Clause. During the Term, SCANDIPHARM covenants not to, directly or indirectly, market, sell, promote, or distribute (collectively, to “Commercialize” or “Commercialization”) in the United States any enteric coated, [ ** ] pancrelipase product in a minitab formulation other than the Products. During the Term, EURAND covenants not to, directly or indirectly, Commercialize in the United States any enteric coated, [ ** ] pancrelipase product in a minitab formulation. Notwithstanding anything to the contrary herein, in no event are the terms of this Section 2.6 intended to affect or apply to EURAND’s Commercialization of products in the 1008 Product Line; provided however, with respect to any product in a [ ** ] which is part of the 1008 Product Line, in the event it decides not to Commercialize such product itself, EURAND covenants not to [ ** ] in the United States; further provided, however, if, at any time during the Term, EURAND elects to entertain offers from one or more third parties to Commercialize a product in the 1008 Product Line for the United States, it shall so notify SCANDIPHARM and offer SCANDIPHARM a [ ** ] such rights, for each instance where an offer is entertained.”

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3.4 Section 2.4 of the Original Agreement is hereby amended by inserting the words “, at its option and sole discretion,” after the word “refer” in the second sentence.

3.5 Section 2.8 is hereby added to the Original Agreement, as follows:

“2.8	SCANDIPHARM’S Rights in Know-How. SCANDPHARM and its Affiliates shall own all Know-How developed by or for it (by a third party other than Eurand, its Affiliates or contractors) before and during the course of the performance of this Agreement which is directed to the medical, clinical, and toxicological testing, as well as other scientific data related to Products and Finished Dosage Forms. All such Know- How shall be and remain confidential information of SCANDIPHARM.”

4. Section 3.1 is hereby added to the Original Agreement as follows:

“3.1	Steering Committee. The Parties hereby agree that promptly after the execution of the Amendment, the Parties will form a steering committee (“Steering Committee”) including an equal number of representatives of each of the Parties. The Steering Committee will oversee all aspects of the collaboration, including, without limitation, resolving any disputes between subcommittees formed thereunder, such as any development committee, Supply Committee (as defined herein below) or other committee formed under the Original Agreement, the Amendment or by the Steering Committee. Additionally, all disputes (other than those already reviewed by the Steering Committee) shall be referred to the Steering Committee for resolution. All decisions of the Steering Committee will require the unanimous approval of the members of the Steering Committee with each Party collectively having one (1) vote. In the event of a deadlock with regard to any proposed decision of the Steering Committee, or where the Committee is unable to resolve any dispute within thirty (30) days, such dispute shall be referred to the CEOs of each of the Parties for resolution. In the event that such dispute is not resolved within thirty (30) days of being forwarded to the CEOs, either Party shall have the right to submit such dispute for arbitration in accordance with the dispute resolution procedures outlined in Section 11.16 of this Agreement.”

5. Registration and Launch Obligations. The foregoing Steering Committee section will be inserted as Section 3.1, so all of the Section numbers reflected here will be adjusted accordingly. However, for ease of understanding they have not been changed in this Amendment.

5.1 Section 3.1 of the Original Agreement is hereby amended throughout by the replacement of the word “Product” with “Standard Product” and further any reference to “Finished Dosage Form” therein shall refer solely to the Finished Dosage Form of Standard Product, provided, that the formulation development of Low Dose Product shall be conducted by EURAND, at its sole cost, in the same manner as the formulation development of Standard Product.

5.2 Section 3.1 (a) and (b) of the Original Agreement shall be amended to only apply to Low Dose Product.

5.3 Section 3.1 (c) of the Original Agreement is hereby amended and restated in its entirety, as follows:

“(c) EURAND shall provide SCANDIPHARM with the following documentation on the Low Dose Product:

(i) stability protocols, designed in accordance with cGMP and International Conference on Harmonization (ICH) guidelines;

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(ii) the results of accelerated and long-term stability studies on the Low Dose Product conducted according to the protocols; and

(iii) any other reasonably requested documentation to support obtaining Applicable Permits that the Steering Committee deems appropriate.”

5.4 Section 3.1 (d) of the Original Agreement is hereby amended and restated in its entirety, as follows:

“(d) During the Term, EURAND shall use commercially reasonable efforts to maintain with the FDA the DMF describing the preparation of Standard Product in accordance with FDA guidelines and shall continue to update the DMF as required by the Act and cGMP. EURAND shall not file or maintain any additional DMF for the Formulation in the United States except for the benefit of SCANDIPHARM under this Agreement. Upon SCANDIPHARM’s request, EURAND shall provide SCANDIPHARM with a letter of authorization (LOA) to cross-reference the DMF solely for the purpose of obtaining or maintaining Applicable Permits for Standard Product in the United States and under no circumstances for purposes of obtaining third party manufacture or supply of products containing the Active Ingredient. Subject to Section 3.2 (a), this right of cross-referral shall be exclusive to SCANDIPHARM. EURAND will allow the review of the DMF by a designated neutral third party acceptable to EURAND (subject to the execution of a confidentiality agreement by such third party with EURAND) at SCANDIPHARM’s request, if such review is deemed necessary in conjunction with regulatory filings, provided that all costs associated with the review of the DMF by a designated neutral party shall be borne by SCANDIPHARM and the information obtaining in such review is used solely for the purpose of obtaining or maintaining Applicable Permits for Standard Product in the Territory.”

5.5 Section 3.1(e) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(e) For two (2) years from the first commercial sale of the Low Dose Product or the Temporary Product subsequent to the date of the Amendment, EURAND agrees to sell SCANDIPHARM [ ** ] of the previous years total unit purchases of such Low Dose Product or Temporary Product at a [ ** ] discount from the then current supply price, provided they are used as samples by SCANDIPHARM. Discounts shall be credited against purchases during the subsequent year.”

5.6 Section 3.1(f) of the Original Agreement is hereby amended and restated in its entirety as follows:

“3.1(f) Specification, Formulation and Manufacturing Changes.

(i) Pre-NDA Changes. EURAND shall use commercially reasonable efforts to conduct analytical method development, validation and testing of Products required to amend or supplement the DMF in support of the issuance of SCANDIPHARM’s NDA for Products in the United States and costs will be allocated as set forth in subsection 3.1 (g) below. In the event material changes to the Formulation, the Specifications or manufacturing processes are required to obtain such NDA, the Parties shall discuss and, to the extent commercially reasonable, agree to such changes and allocate costs for such additional activities in good faith.

(ii) Post-NDA Changes

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Required Changes. For changes to the Specifications, Formulation or manufacturing processes that are required under Applicable Laws for FDA approved Standard Products (collectively “Required Manufacturing Changes”). EURAND and SCANDIPHARM shall cooperate in making such changes and implement such changes promptly, using commercially reasonable efforts.

Discretionary Manufacturing Changes. For SUPAC Type I, II and III changes to the Specifications, Formulation or manufacturing process for FDA approved Standard Products, that are not Required Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), EURAND and SCANDIPHARM must each agree to any Discretionary Manufacturing Changes and shall cooperate in making such changes, and each agrees that it shall not unreasonably delay or withhold its consent to such Discretionary Manufacturing Changes.

For greater certainty, EURAND shall not withhold its consent to proposed changes to Lipase activity levels of a Standard Product required to support a modified label claim for a Lipase activity level that falls within the range of Lipase activity levels set out in the release Specifications initially approved by the FDA in the NDA for the relevant Standard Product, provided that no material changes to the Formulation and manufacturing process is required. For purposes of this paragraph, changes to target capsule filling weights and associated changes to the master manufacturing or packaging records and their related Specifications are not considered as material by the Parties.

(iii)	Cost allocation. Subject to Section 3.1 (g) of the Agreement, all documented internal and external costs of each Party, including, without limitation, regulatory filings, packaging and labeling materials (i) associated with Required Manufacturing Changes relating solely and exclusively to the Standard Product in the Primary Territory shall be borne by SCANDIPHARM, (ii) associated with Required Manufacturing Changes relating solely and exclusively to the Standard Product outside the Territory shall be borne by EURAND, (iii) associated with Required Manufacturing Changes relating solely and exclusively to the Standard Product both inside and outside the Primary Territory shall be shared based upon the percentage of unit sales of such product affected by such Required Manufacturing Change, and (iv) costs associated with Discretionary Manufacturing Changes shall be borne by the Party initiating such changes. In any event, EURAND shall only be required to supply up to three (3) dosage strengths of Standard Products at any given time and SCANDIPHARM shall only Commercialize up to three (3) dosage strengths of Standard Products at any given time, subject to a reasonable period of transition to give effect to any of the changes to the Standard Product made pursuant to (i) and (ii).

5.7 Section 3.1 (g) is hereby added to the Original Agreement:

“(g) EURAND shall bear all reasonable and documented internal and external costs incurred subsequent to the date of the Amendment, up to an aggregate amount not to exceed [ ** ] for analytical method development, validation and testing of Products required to amend or supplement the DMF in support of SCANDIPHARM’s NDA for Products in the United States. All internal costs shall be charged at EURAND’s standard rate, which shall initially be [ ** ] per hour. All costs greater than [ ** ] shall be the sole responsibility of SCANDIPHARM.”

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5.8 Section 3.2(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(a) SCANDIPHARM shall exercise commercially reasonable efforts to apply for Applicable Permits required to commercialize Products in the Primary Territory. Furthermore, SCANDIPHARM will own and be responsible for seeking, obtaining and maintaining any marketing authorizations required to market Products in the Primary Territory; provided however, EURAND will (as between the Parties) own and, be responsible for maintaining, the DMF for Products in the Primary Territory. EURAND shall exercise commercially reasonable efforts to maintain Applicable Permits required for manufacture of Products for sale in the United States and Canada. Additionally, EURAND will provide commercially reasonable levels of support for all of SCANDIPHARM’s regulatory filings for Products in the Primary Territory. Subject to the foregoing, if SCANDIPHARM fails to apply for an Applicable Permit required for commercialization of Products in a country in the Primary Territory within nine (9) years of the effective date of the Original Agreement, or should such application fail to be approved within two (2) years of such filing, provided that the failure to file Applicable Permits or secure approval for commercialization is not the result of changes in any rules or regulations by any regulatory body in the Primary Territory (hereinafter “Regulatory Issues”) or adverse medical events, changes in reimbursement structure, political instability or threatened bodily harm (hereinafter “Commercial Issues”) not within SCANDIPHARM’s control, and further provided that SCANDIPHARM is not then actively pursuing the subject Applicable Permit, the exclusive licenses granted under Section 2.1 hereof shall automatically convert to non-exclusive licenses for the relevant country. The provisions of this Section 3.2(a) shall operate independently of and shall not be subject to the cure period provided for under Section 8.1 herein. Notwithstanding the foregoing, this Section 3.2 (a) shall not apply to the Low Dose Product.”

5.9 Section 3.2(b) of the Original Agreement is hereby amended by the deletion of its first sentence.

6. Supply of Products. Section 4 of the Original Agreement is hereby amended and restated in its entirety as follows:

“4.1 Supply, Quality and Safety Agreements. The Parties shall exert commercially reasonable efforts to negotiate and enter into a Manufacture and Supply Agreement and a Quality Agreement no later than 180 days after the execution of this Agreement. Until such time as these agreements are entered into, to the extent applicable, the supply terms of this Agreement shall govern the supply of Standard Product currently being supplied to SCANDIPHARM. These agreements shall contain customary terms covering forecasting, Active Ingredient supply, batch size, delivery schedule, title (risk of loss), quality and regulatory related issues (e.g., standard of manufacture, right of review, audit rights, recalls, FDA inspections), and pricing adjustments over the course of the Term. The Manufacture and Supply Agreement shall provide for a committee that shall meet regularly to discuss product supply, quality and related issues (“Supply Committee”). Any disputes within the Supply Committee shall be referred to the Steering Committee (as defined herein) for resolution. In the event required by the FDA, the Parties shall enter into a drug safety data exchange agreement which shall, among other things, allocate responsibility for maintaining the global safety database.

4.2 Temporary Product. EURAND will use commercially reasonable efforts to maintain an uninterrupted supply of a low dose [ ** ] product, [ ** ] under SCANDIPHARM’s [ ** ], and having the formulation and specifications attached hereto as Appendix IA (“Temporary Product”) until the earlier of (1) the date the Formulation is [ ** ] for a Low Dose Product and SCANDIPHARM receives any necessary Applicable Permits to market Low Dose Product in the United States and (5) five years from the effective date of the Amendment. Current ordering and pricing practices shall be maintained.

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4.3 Active Ingredient Supply. Subject to the terms of the Manufacture and Supply Agreement to be entered into pursuant to Section 4.1, SCANDIPHARM shall be entitled to transact directly with the Active Ingredient supplier in order to establish release, testing and validation parameters and other specifications for the Active Ingredient used in the manufacture of Product and include these, as required, in its filing for an NDA with the FDA; provided however, Eurand shall be fully apprised of the details of any such transaction and the parameters and specifications for the Active Ingredient shall not be varied in such a way as to materially interfere with Eurand’s ability to formulate and manufacture Product.”

7. Prices for Products.

7.1 Section 5 of the Original Agreement is hereby amended throughout by the replacement of the word “Product” with “Standard Product”

7.2 Section 5.1(a) is hereby amended by the addition of the following sentence after the last sentence therein:

“A commercially reasonable price for Low Dose Product shall be negotiated once the final formulation development work is completed for such Low Dose Product; provided however, in no event shall the price be higher for the Low Dose Product than for the Standard Product.”

8. Royalties and Licensing Fee.

8.1 Section 6.1(a) of the Original Agreement is hereby amended and restated by deleting the first sentence in its entirety and replacing it as follows:

“(a) SCANDIPHARM shall pay EURAND a royalty of six percent (6%) of Net Sales for the Territory.”

8.2 Section 6.4 of the Original Agreement is hereby amended by the replacement of the words “United States of America” with “Primary Territory” and further all references therein to “Finished Dosage Forms” refers solely to Finished Dosage Forms of Standard Product.

8.3 Section 6 of the Original Agreement is hereby amended by the addition of the following subsection 6.5:

“6.5	Licensing Fee. Upon the completion of the formulation work for Low Dose Product, the Parties shall negotiate a commercially reasonable licensing fee and terms of payment for Low Dose Product (“Licensing Fee”).”

9. Term. Section 7.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

“7.1	Duration. This Agreement shall be effective from the date the last person to sign executes this Agreement and shall expire on December 31, 2015 (the “Initial Term”) and shall automatically renew for two (2) year periods (the Initial Term and all such renewal periods, the “Term”) unless written notice of nonrenewal is provided by either Party to the other at least two (2) years prior to the expiration of this Agreement.”

10. Representations and Warranties.

10.1 Section 9.2(c) is hereby added to the Original Agreement as follows:

“(c) EURAND shall materially comply with all Applicable Laws as they relate to EURAND’s activities under this Agreement.”

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10.2 Section 9.3(a) of the Original Agreement is deleted in its entirety and the subsequent sections re- lettered accordingly.

10.3 Section 9.3(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(c) SCANDIPHARM shall materially comply with all Applicable Laws as they relate to SCANDIPHARM’s activities under this Agreement.”

11. Miscellaneous.

11.1 Section 10.2 of the Original Agreement is hereby amended by the addition of the following subsection (d) “(d) anything related to the Temporary Product”.

11.2 Section 11.2 of the Original Agreement is hereby amended by the replacement of the words “for the duration of this Agreement” at the end of the first sentence therein by the following “for a period of five (5) years from the expiration or termination of this Agreement” and the addition of the words “of EURAND” after the word “documentation” at the beginning of the second sentence.

11.3 Section 11.16 of the Original Agreement is hereby amended by the addition of the following “If a dispute of the parties is not resolved by referral to the CEOs of each of the parties as provided in this Agreement, then such dispute shall be submitted to arbitration as follows:”.

11.4 Exhibit B of the Original Agreement (entitled “Proposed Stability Protocol”) is hereby deleted as every usage of the term “Exhibit B” in the Original Agreement shall be stricken.

11.5 Exhibit C of the Original Agreement (entitled “Development Fees”) is hereby amended by its renaming as “Appendix III”, and every usage of the term “Exhibit C” in the Original Agreement shall be stricken and replaced with “Appendix III”. The Parties hereby confirm that all amounts therein have been paid in full.

11.6 Exhibit D of the Original Agreement (entitled “Manufacturing Costs”) is hereby amended by its renaming as “Appendix IV”, and every usage of the term “Exhibit D” in the Original Agreement shall be stricken and replaced with “Appendix IV”.

11.7 The Parties agree that they shall prepare and execute an amended and restated agreement incorporating the terms and conditions of the Agreement as it exists as of the execution of this Amendment.

11.8 The captions to the paragraphs/sections in this Amendment are not a part of this Amendment or the Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

11.9 This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.10 This Amendment was drafted by both Parties and thus any rule of contract interpretation calling for documents to be construed against the drafter shall not apply to the construction of this Amendment.

11.11 EURAND and SCANDIPHARM confirm and acknowledge that neither Party will bring an action or claim in arbitration against the other based on actions or omissions that it has knowledge of and which occurred prior to the Effective Date and that would constitute material breach of a provision of the Original Agreement other than the provisions of Section 6.2 (taxes), Article 10 (Indemnification, other than Section 10.2 (b) to the extent it references 9.3(a)), or Section 11.2 (Confidentiality). Notwithstanding

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the foregoing, nothing herein shall operate to waive any claim either party may have arising from the negligence or misconduct of the other. Except for the changes made by this Amendment to the Agreement, the Original Agreement remains in full force and effect without modification. All references to “Agreement” in the Original Agreement shall mean the Agreement as amended hereby.

11.12 The Parties shall exert commercially reasonable efforts to enter into an Amended and Restated Original Agreement which reflects the changes made by this Amendment to the Original Agreement and such other changes the Parties may hereafter reasonably agree to, no later than 30 days after the execution of this Amendment. In the event of any inconsistency between this Amendment and the Original Agreement, the Parties shall refer to the Original Agreement to resolve such inconsistency.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized officers with effect as of the 23th day of March, 2007.

AXCAN SCANDIPHARM, INC.		EURAND S.p.A.

By:	/s/ Frank Verwiel	By:	/s/ Gearoid M. Faherty
Name:	Frank Verwiel	Name:	Gearoid M. Faherty
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	March 23rd, 2007	Date:	March 28th, 2007

By:	/s/ Richard Tarte
Name:	Richard Tarte
Title:	General Counsel
Date:	March 23rd, 2007

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EXHIBIT IA

EXCLUSIVE DEVELOPMENT/LICENSE/SUPPLY AGREEMENT DATED MAY 16, 2000

[PREVIOUSLY DISTRIBUTED]

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APPENDIX I

FORMULATION AND SPECIFICATIONS FOR STANDARD PRODUCT (REV. MARCH 22, 2007)

[ ** ]

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APPENDIX IA

FORMULATION AND SPECIFICATIONS FOR TEMPORARY PRODUCT ( rev. March 15, 2007)

[ ** ]

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APPENDIX II

SPECIFICATIONS FOR LOW DOSE PRODUCT

[NOTE: TO BE APPENDED UPON FINALIZATION OF FORMULATION FOR LOW DOSE PRODUCT.]

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APPENDIX III

COUNTRIES IN THE SECONDARY TERRITORY

Belize

Guatemala

Honduras

Nicaragua

Panama

Salvador

Bolivia

Colombia

Ecuador

Guiana

Paraguay

Peru

Surinam

Uruguay

Venezuela

Anguilla

Antigua

Bahamas

Barbados

British Guyana

British Virgin Islands

Cuba

Dominica

Dominican Republic

Grenada

Grenadienes

Haiti

Jamaica

Montserat

Netherland Antilles

Nevis

St. Kitts

St. Lucia

St. Vincent

Suriname

Tortola